United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials under § 240.14a-12

ZOMEDICA CORP.
(Name of Registrant as Specified in Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

                Zomedica Corp. (the “Company”) is providing this supplement (this “Supplement”) to its definitive proxy statement filed with the Securities and Exchange Commission and distributed in connection with the Company’s 2025 Annual Meeting of Shareholders to be held on June 10, 2025 (the “Proxy Statement”).  The summary compensation table under the section entitled “Executive Compensation” (page 17 of the Company’s Proxy Statement) did not include the compensation for Tony Blair and Karen DeHaan-Fullerton for the year ended December 31, 2023.  Information correcting the inadvertent omission is set forth below:

				Option	All Other
		Salary	Bonus	Awards (2)	Compensation (3)	Total
Name and Principal Position		$	$	$	$	$
Tony Blair, COO	2024	260,273	76,573	30,936	–	367,782
	2023	251,154	81,857	–	–	333,011
Karen DeHaan-Fullerton, General Counsel and Corporate Secretary	2024	258,689	70,183	38,670	–	367,542
	2023	251,154	41,935	–	–	295,089

____________

(2)

The amounts in this column reflect the aggregate grant date fair values of the stock options granted in 2024 and 2023 to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718. The actual value that the NEOs will realize for these awards is a function of the value of the underlying shares if and when these awards are exercised and sold.

(3)	All Other Compensation represents vacation payout and accruals.

Important Information

                The Supplement, should be read in conjunction with the Proxy Statement.  Except as described in the Supplement, the Supplement does not modify, amend, change, update, or otherwise affect the Proxy Statement.

                If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.  If you would like to change or review your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

                Copies of the Proxy Statement, other proxy materials, and the Supplement are available at https://investors.zomedica.com/ or on SEDAR+ at WWW.sedarplus.ca.

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